Exhibit (a)(10)

VENTANA MEDICAL SYSTEMS, INC.	FOR IMMEDIATE RELEASE
1910 E. Innovation Park Drive
Tucson, Arizona 85755
(520) 887-2155

VENTANA RESPONDS TO SECOND EXTENSION OF ROCHE’S

UNSOLICITED TENDER OFFER

Tucson, Ariz., August 21, 2007—Ventana Medical Systems, Inc. (NASDAQ: VMSI), the global leader in tissue-based cancer diagnostics, today issued the following statement regarding Roche’s decision to once again extend its unsolicited tender offer to acquire all outstanding shares of Ventana for $75.00 in cash per common share:

“We remain steadfast in our position that Roche’s offer is wholly inadequate and our Board of Directors continues to recommend that stockholders not tender any of their shares to Roche. Roche’s offer remains significantly below our current stock price, even with the recent tumultuous market conditions, proving that the market agrees that the offer fails to reflect the inherent value of the Company, its steady growth momentum, and the magnitude of the synergies that would be unlocked in a combination with Roche. Ventana is an extraordinary company which, given the increasing focus on and significant value of companion diagnostics to pharmaceutical companies, is uniquely poised to benefit from the potential in the future of personalized medicine.”

ABOUT VENTANA MEDICAL SYSTEMS, INC.

Ventana develops, manufactures, and markets instrument/reagent systems that automate tissue preparation and slide staining in clinical histology and drug discovery laboratories worldwide. The Company's clinical systems are important tools used in the diagnosis and treatment of cancer and infectious diseases. Ventana's drug discovery systems are used to accelerate the discovery of new drug targets and evaluate the safety of new drug compounds.

SAFE HARBOR STATEMENT

This press release may contain certain forward-looking statements within the meaning of the federal securities laws. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those expected, depending on a variety of factors, such as risks associated with the development, manufacturing, marketing, and sale of medical products, competitive factors, general economic conditions, legal disputes, and government actions. Please refer to our most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission (SEC), and all subsequent SEC filings, for a more detailed discussion of applicable risks and uncertainties.

VENTANA’S STOCKHOLDERS SHOULD READ THE COMPANY’S SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9, WHICH WAS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION (“SEC”) ON JULY 11, 2007, AND ANY AMENDMENTS OR SUPPLEMENTS THERETO. THE COMPANY’S SOLICITATION/RECOMMENDATION STATEMENT SETS FORTH THE REASONS FOR THE

RECOMMENDATION OF THE VENTANA BOARD AND RELATED INFORMATION. THE SOLICITATION/RECOMMENDATION STATEMENT AND OTHER PUBLIC FILINGS MADE FROM TIME TO TIME BY THE COMPANY WITH THE SEC ARE AVAILABLE WITHOUT CHARGE FROM THE SEC’S WEBSITE AT WWW.SEC.GOV, AT VENTANA’S WEBSITE AT WWW.VENTANAMED.COM OR FROM VENTANA’S INFORMATION AGENT, INNISFREE M&A INCORPORATED AT (888) 750-5834.

Visit the Ventana Medical Systems, Inc., website at www.ventanamed.com.

For Media: Anna Cordasco/Brooke Morganstein Sard Verbinnen & Co. 212-687-8080	For Investors: Brad Wilks/Seth Frank Sard Verbinnen & Co. 312-895-4700 Alan Miller/Jennifer Shotwell Innisfree M&A Incorporated 212-750-5833